                                                                     EXHIBIT 9.1

SENIOR NOTES ISSUE 2003
SUPPORTING WORKING PAPER
INTEREST COVERAGE RATIOS (000'S EXCEPT RATIOS)
--------------------------------------------------------------------------------

PRO-FORMA (FOR NOTES OFFERING) INTEREST:
  As at June 30, 2003

                                 US RATE AT                   RATE       AS AT
                                  30-JUN-03    PRINCIPAL     (EST.)    30-JUN-03
                                 ----------    ---------     ------    ---------
    Credit Facility*                            $ 77,890      4.79%      $ 3,731
    Drilling Rig Indebtedness                   $  1,272      8.90%          113
    Mortgage                                    $  6,577      6.15%          404
    US Notes (rounded)               0.7376     $203,000      8.50%       17,255
                                                                       ---------
    Total pro-forma interest                                             $21,504
                                                                       ---------
                                                                       ---------

  As at December 31, 2002

                                 US RATE AT                   RATE       AS AT
                                  31-DEC-02    PRINCIPAL     (EST.)    31-DEC-02
                                 ----------    ---------     ------    ---------
    Credit Facility**                           $267,097      7.50%      $20,032
    Drilling Rig Indebtedness                   $  1,443      8.90%      $   128
    Mortgage                                    $  6,730      6.15%      $   414
    Shareholder loans                           $ 33,000      5.50%      $ 1,815
    US Notes (rounded)               0.6329     $237,000      8.50%      $20,145
                                                                       ---------
    Total pro-forma interest                                             $42,535
                                                                       ---------
                                                                       ---------

  * Calculated as outstanding credit facility at 06/30/03 of $274,890 less US notes proceeds of $203,000 plus $6,000 in estimated fees and expenses.

  ** Calculated as outstanding credit facility at 12/31/02 of $498,097 less US notes proceeds of $237,000 plus $6,000 in estimated fees and expenses.


INTEREST COVERAGE

                                                   NET INCOME               EBITDAX
                                                   ----------               -------
                                              TWELVE MONTHS ENDED     TWELVE MONTHS ENDED
                                             ---------------------   ---------------------
                                             30-JUN-03   31-DEC-02   30-JUN-03   31-DEC-02
  Net income                                 $ (36,031)   $ 10,307
  Add:
    Interest - actual                           30,002      23,943
    Income taxes                              (101,371)    (37,765)
                                            ----------------------------------------------
  Net income/Cash flow for ratio purposes    $(107,400)   $ (3,515)   $254,974    $251,837
                                            ----------------------------------------------
                                            ----------------------------------------------

  Actual interest                            $  30,002    $ 23,943    $ 30,002    $ 23,943
  Pro-forma interest                         $  21,504    $ 42,535    $ 21,504    $ 42,535

  Actual interest coverage ratio (1)              (3.6)       (0.1)        8.5        10.5
  Pro-forma interest coverage ratio               (5.0)       (0.1)       11.9         5.9

  Notes:
  (1) Pre-tax net income divided by interest on debt